Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

Dated as of June 14, 2010

among

POWER-ONE, INC.,

as Issuer

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of June 14, 2010, between POWER-ONE, INC., a Delaware corporation formerly known as New Power-One, Inc. (the “New Issuer”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee (the “Trustee”).

RECITALS

WHEREAS, POWER-ONE, INC., a Delaware corporation (the “Initial Issuer”), the guarantors named therein and the Trustee entered into the Indenture, dated as of May 8, 2009 (the “Indenture”), relating to the Initial Issuer’s 6.0%/8.0%/10.0% Convertible Senior Notes due 2019 (the “Notes”);

WHEREAS, pursuant to that certain Agreement and Plan of Reorganization, dated as of June 11, 2010 among the Initial Issuer, the New Issuer, and Power-One Merger Sub, Inc., the Initial Issuer on the date hereof was merged with and into the New Issuer, with the New Issuer as the surviving entity (the “Merger”);

WHEREAS, as a result of the Merger, Article 5 of the Indenture requires the New Issuer to execute and deliver to the Trustee this Supplemental Indenture pursuant to which the New Issuer assumes the obligations of the Initial Issuer under the Indenture and the Notes;

WHEREAS, the New Issuer desires to amend the Notes pursuant to Section 9.01 of the Indenture to reflect the assumption of the Initial Issuer’s obligations under the Notes by the New Issuer, and for the Trustee to place an appropriate notation on the Notes pursuant to Section 9.03 of the Indenture to reflect the assumption of such obligations by the New Issuer;

WHEREAS, the New Issuer has requested that the Trustee execute and deliver this Supplemental Indenture; and

WHEREAS, all things necessary have been done to make this Supplemental Indenture, when executed and delivered by the New Issuer, the legal, valid and binding agreement of the New Issuer, in accordance with its terms.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

ARTICLE I

Section 1.1.            Pursuant to Article 5 of the Indenture, the New Issuer hereby expressly assumes and agrees to perform all the obligations of the Initial Issuer under the Notes and the Indenture, including the due and punctual payment of the principal of (and premium, if any) and interest on the Notes and the performance of every covenant of the Indenture on the part of the Initial Issuer to be performed or observed.

Section 1.2.            From and after the date hereof, the Indenture shall be amended such that the defined term “Issuer” refers to the New Issuer.

Section 1.3.            The Trustee shall place the following notation on the Notes:

“On June 14, 2010, Power-One, Inc., a Delaware corporation (the “Initial Issuer”), was merged with and into New Power-One, Inc., a Delaware corporation, with the surviving company being called Power-One, Inc. (the “New Issuer”).  The New Issuer assumed and agreed to perform on the part of the Initial Issuer the due and punctual payment of the principal of (and premium, if any) and interest on the Notes and the performance of every covenant of the Indenture on the part of the Initial Issuer to be performed or observed.”

Anything herein or in the Indenture to the contrary notwithstanding, the failure to affix the notation herein provided to any Note or to exchange any Note for a new Note modified as herein provided shall not affect any of the rights of the Holder of such Note.

ARTICLE II

Section 2.1.            Capitalized terms used herein and not otherwise amended or defined herein are used as defined in the Indenture.

Section 2.2.            This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 2.3.            This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.

Section 2.4.            This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together.

Section 2.5.            The recitals contained herein are made by the New Issuer, and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.  All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee under this Supplemental Indenture.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

POWER-ONE, INC., as Issuer

By:	/s/ Tina McKnight
	Name:	Tina McKnight
	Title:	General Counsel

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Teresa Petta
	Name:	Teresa Petta
	Title:	Vice President

Signature Page to First Supplemental Indenture